Table of Contents

Exhibit 2.7

EXECUTION VERSION

STOCK SUBSCRIPTION AGREEMENT

     This Stock Subscription Agreement (the "Agreement") dated as of July 31, 2007 is made by and among Marcos Marcelo Mindlin, Gustavo Mariani, Damián Miguel Mindlin, each of whom is domiciled in the Republic of Argentina (collectively, the “EASA Individual Shareholders”), Latin American Energy LLC, a limited liability company established under the laws of Delaware (“LAE”), New Equity Ventures LLC, a limited liability company established under the laws of Delaware (“NEV” and together with LAE, the “EASA Institutional Shareholders”), and Deutsche Bank AG, acting through its London Branch, a German corporation acting through its United Kingdom registered branch (“DB”, and together with the EASA Individual Shareholders and the EASA Institutional Shareholders, the “Subscribing Holders”), on the one hand, and Pampa Holding S.A., a corporation (“sociedad anónima”) incorporated under the laws of the Republic of Argentina and listed on the Buenos Aires and Luxembourg stock exchanges (“Pampa” and, together with the Subscribing Holders, the “Parties”), on the other hand.

Whereas,

(1) The EASA Individual Shareholders are the owners of 100% (one hundred percent) of the issued and outstanding Class A common stock of Dolphin Energía S.A. (“DESA”) and IEASA S.A. (“IEASA”), both corporations (“sociedades anónimas”) incorporated under the laws of the Republic of Argentina, represented by 9,769,997 Class A common shares par value AR$1 and one vote per share of DESA and 1,129,997 Class A common shares par value AR$1 and one vote per share of IEASA, all such holdings as identified in Annex I hereto;

(2) LAE is the owner of 100% (one hundred percent) of the issued and outstanding Class B common stock of DESA and IEASA, represented by 3 Class B common shares par value AR$1 and one vote per share of DESA, and 3 Class B common shares par value AR$1 and one vote per share of IEASA, such holdings as identified in Annex I hereto;

(3) The EASA Institutional Shareholders and DB collectively own 100% (one hundred percent) of the preferred stock of DESA and IEASA, represented by 98,402,300 preferred shares par value AR$1 each and without vote of DESA and 10,938,580 preferred shares par value AR$1 each and without vote of IEASA, all such holdings as identified in Annex I hereto;

(4) The Subscribing Holders are, together, the sole shareholders of DESA and IEASA taking into account the DESA and IEASA equity holdings identified above, and the relevant corporate structure is attached hereto as Annex II;

(5) DESA and IEASA are the sole shareholders of Electricidad Argentina S.A. (“EASA”), a corporation (“sociedad anónima”) incorporated under the laws of the Republic of Argentina, by holding (a) DESA 92.44% (ninety two point forty four percent) of the issued and outstanding capital stock of EASA represented by 150,269,300 common shares par value AR$1 and one vote per share, and 60,437,573 preferred shares par value AR$1 and (b) IEASA 7.56% (seven point fifty six percent) of the issued and outstanding capital stock of EASA represented by 16,696,589 common shares par value AR$1 and one vote per share and 535,777 preferred shares par value AR$1;

(6) EASA owns 462,292,111 Class A shares, par value AR$1 and one vote per share, of Empresa Distribuidora y Comercializadora Norte (Edenor S.A.), a corporation (“sociedad anónima”) incorporated under the laws of the Republic of Argentina and listed on the Buenos Aires and New York Stock Exchanges (“Edenor” and, together with DESA, IEASA and EASA, the “Subject Companies”), which holds an exclusive concession for the distribution of electricity in the northern region of the City of Buenos Aires and the Greater Buenos Aires area granted by the Argentine National Government by Decree Nbr. 1507 dated August 24, 1992 (the “Concession”), which has a total outstanding capital stock of 906,455,100 common shares (in the form of Class A, Class B and Class C shares);

(7) The Subscribing Holders have indicated their interest in entering into a transaction (the “Transaction”) whereby Pampa would increase its capital stock and issue new shares of common stock, par value AR$1, one vote per share, and the new shares being issued would be subscribed by the Subscribing Holders through a payment in-kind (“integración en especie”) by transferring to Pampa their shareholdings in DESA and IEASA, and have also indicated that the above is the exclusive structure through which they are willing to dispose of their equity holdings in DESA and IEASA in connection with this Transaction;

(8) The Board of Directors of Pampa (with the abstention of the EASA Individual Shareholders for having a conflict of interest, being DESA and IEASA, on the one hand, and Pampa, on the other hand, entities under the common control of the EASA Individual Shareholders) resolved to appoint a special committee (the “Ad Hoc Committee”) to evaluate and negotiate the terms of the proposed transaction, with powers to receive any and all professional financial, regulatory, legal, accounting, tax and commercial advice that is customarily required for this type of transactions;

(9) After several rounds of negotiations, the Parties executed a memorandum of understanding (the “MOU”) dated June 22, 2007 (the “MOU Date”) setting forth the framework terms and conditions of the Transaction, including, among others, that in order to determine the share exchange ratio of the Transaction the Parties have taken into account the average of the closing prices on the Buenos Aires Stock Exchange (“BASE”) of both Edenor and Pampa during the ten (10) trading days prior –but including- June 22, 2007 (that as well as the ownership percentage of EASA in Edenor, the net present value of EASA´s indebtedness and the net present value of the management fees payable by Edenor to EASA, subject to adjustments, as explained below);

(10) After receiving the Ad Hoc Committee´s favorable opinions, the requested professional advice, and the favorable opinion of the Audit Committee of Pampa, the Board of Directors of Pampa in its meeting dated July 12, 2007, considered that the Transaction constitutes a particular and exceptional case in the terms of Section 197 of the Argentine Corporations Law 19,550, as amended (the “Corporations Law”), and that having indirect control of Edenor in accordance with the terms and conditions of this Agreement presents to Pampa a unique business opportunity to consolidate its strategies and goals in the electricity industry, and it is therefore in the best interest of Pampa, and therefore approved entering into the Transaction subject to the conditions precedent set forth herein;

     NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

I. THE CAPITAL INCREASE AND SHARES SUBSCRIPTION

     Section 1.1 Subscription and Payment. (a) This Agreement provides for the transfer to Pampa of all of the shares of common and preferred stock of DESA and IEASA owned by the Subscribing Holders –which represent 100% (one hundred percent) of the capital stock of each of such entities (the “Transferred Shares”)-, all as identified in further detail in Annex I hereto, free and clear of any liens, encumbrances or contractual restrictions of any kind, as subscription and payment-in-kind (the “Stock Subscription”) for, subject to the adjustments provided herein, 457,327,850 newly issued, fully paid and non-assessable ordinary shares of Pampa, of the same class and same ISIN as the class of Pampa shares currently listed on the BASE, par value AR$1 (one) each and with one vote per share (the “Pampa Shares”), all subject to the terms and conditions of this Agreement.

     (b) The Transferred Shares shall be transferred together with all rights now or hereafter attaching thereto, including (without limitation) (i) all rights deriving from any irrevocable or revocable capital contribution made by each Subscribing Holder to any of the Subject Companies on or before the Closing Date (as defined in Article VII); (ii) all rights deriving from any subscription of newly issued shares of any of the Subject Companies before the Closing; (iii) all rights deriving from any capital increase resolved by any of the Subject Companies before the Closing; and (iv) all rights to the profits of any of the Subject Companies accrued until and including the Closing, including retained earnings or reserves not distributed. For all purposes hereunder, the term Transferred Shares shall include, without limitation, all of the aforementioned rights.

     (c) The Stock Subscription and the issuance of the Pampa Shares shall be made in accordance with Article 197, 2nd paragraph of the Argentine Corporations Law 19,550 as amended (the “Corporations Law”).

     Section 1.2 Exchange Ratio. The number of Pampa Shares to be issued and delivered as set forth in Section 1.1 –subject to adjustments contemplated under Section 1.3. below if applicable- simultaneously with the Stock Subscription (the “Shares Exchange”), has been agreed and calculated by dividing the EASA Equity Value by the Pampa Share Value (the “Exchange Ratio”).

     For purposes of this Agreement:

     EASA Equity Value means: (x) the AR$ average closing price of Edenor Class B shares of common stock in the BASE on the 10 (ten) BASE trading days prior to –but including- the MOU Date multiplied by the number of outstanding Class A, B and C shares of capital stock of Edenor, adjusted to give effect to EASA’s equity holding percentage in Edenor, less (y) US$ 71,560,000 (United States seventy one million five hundred and sixty thousand dollars), which the Parties have agreed is the net present value of EASA’s outstanding indebtedness discounted at an agreed rate plus (z) US$12,170,000 (United States twelve million one hundred and seventy thousand dollars), which the Parties have agreed is the net present value of the fees to be paid by Edenor to EASA in accordance with the existing Financial Assistance Agreement by and between such entities, both amounts in United States dollars converted as of the MOU Date into AR$ using the EMTA ARS Industry Survey Rate (ARS03) published at www.emta.org; (the “FX Rate”), and

     Pampa Share Value means: the AR$ average closing price of Pampa shares of common stock in the BASE on the 10 (ten) BASE trading days prior –but including- the MOU Date.

     Section 1.3 Exchange Adjustment. (a) The Subscribing Holders and Pampa agree that 15 (fifteen) calendar days prior to the date specified for any Shareholders Meeting (as defined in Section 4.1) (the “Recalculation Date”) the number of Pampa Shares to be issued and delivered by Pampa to the Subscribing Holders pursuant to this Agreement (as adjusted, if applicable, in accordance with Section 1.3(b) hereof) shall be recalculated using the Exchange Ratio, except that (i) the period used to calculate the AR$ average closing prices of the Edenor Class B shares of common stock and Pampa shares of common stock which will be the 10 (ten) BASE trading days prior to –but including- the Recalculation Date and (ii) amounts in United States dollars will be converted into AR$ using the FX Rate as of the Recalculation Date (the “Recalculation Exchange Ratio”). The number of Pampa Shares to be issued and delivered by Pampa to the Subscribing Holders pursuant to this Agreement after application of any recalculation using the Recalculation Exchange Ratio in accordance with this Section 1.3(a) (as adjusted, if applicable, in accordance with Section 1.3(b) hereof) shall be rounded to the nearest whole share. If the number of Pampa Shares to be issued and delivered as a result of such recalculation is increased or decreased by:

     (x) 5% (five percent) or less, then no adjustment shall be made to the number of Pampa Shares to be delivered to the Subscribing Holders pursuant to Section 1.1(a) hereof;

     (y) more than 5% (five percent), but not more than 12.5% (twelve and a half percent), then the number of Pampa Shares to be delivered to the Subscribing Holders pursuant to Section 1.1(a) hereof shall be increased or decreased, as the case may be, by 5% (five percent); and

     (z) more than 12.5% (twelve and a half percent), then the Subscribing Holders and Pampa shall negotiate in good faith for 5 (five) Business Days following the Recalculation Date a mutually acceptable adjustment to the number of Pampa Shares to be delivered and, to the extent an agreement is not reached, Pampa (but only if the number of Pampa Shares is increased above the threshold provided herein) or any Subscribing Holder (but only if the number of Pampa Shares is decreased below such threshold) shall have the right to terminate this Agreement with respect to all parties hereto by written notice provided in accordance with Section 8.1(d) hereof by no later than the sixth Business Day following the Recalculation Date; provided that if none of the Parties exercises the option to terminate this Agreement pursuant to this clause (z), then the number of Pampa Shares to be delivered to the Subscribing Holders pursuant to Section 1.1(a) hereof shall be increased or decreased, as the case may be, to the number of Pampa Shares that results from the application of the Recalculation Exchange Ratio.

     For purposes of this Agreement, a “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or required by law or regulation to close in New York City or in the city of Buenos Aires.

     (b) In the event Pampa changes (or establishes a record date for changing) the number of Pampa’s shares of common stock issued and outstanding before the Closing Date as a result of a stock split, stock dividend, reclassification, recapitalization or similar transaction with respect to the outstanding shares of common stock of Pampa and the record date therefore shall be prior to the Closing Date, appropriate and proportional adjustments will be made to the number of Pampa Shares that may be issued to the Subscribing Holders pursuant to this Agreement.

     Section 1.4 Suspension of Certain Rights. The consummation of the Transaction shall require, among other conditions precedent, the suspension of existing preemptive and accretion rights in respect of the Pampa Shares to be issued under a subscription and payment-in-kind in accordance with Article 197 of the Corporations Law (the “Rights Suspension”).

II. REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBING HOLDERS

     Section 2.1 Representations and Warranties. Each of the Subscribing Holders hereby, severally but not jointly, represents and warrants to Pampa as of the date hereof and as of the Closing Date (as defined in Article VII), as follows:

     (a) Approvals, Authority and Organization. (i) All consents, approvals, authorizations and orders necessary for the execution and delivery by such Subscribing Holder of this Agreement and related documents and for the transfer and delivery of the Transferred Shares to be transferred by such Subscribing Holder hereunder, have been obtained. (ii) Such Subscribing Holder has full right, power and authority to enter into this Agreement and related documents and to sell, assign, transfer and deliver the Transferred Shares owned by it. (iii) Each Subscribing Holder that is a legal entity is duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority to own, operate and lease the properties and assets now owned, operated or leased by it. (iv) This Agreement and any related documents to which each Subscribing Holder is a party have been duly executed and delivered by such Subscribing Holder and, assuming the due execution and delivery by Pampa, constitutes the legal, valid and binding obligation of such Subscribing Holder, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     (b) No Conflict. The execution, delivery and performance by such Subscribing Holder of this Agreement and related documents, the transfer of the Transferred Shares owned by it and the consummation by such Subscribing Holder of the Transaction herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Subscribing Holder pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Subscribing Holder is a Party or by which such Subscribing Holder is bound or to which any of the property or assets of such Subscribing Holder is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Subscribing Holder or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over such Subscribing Holder, except for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect on such Subscribing Holder. For purposes of this Agreement, “Material Adverse Effect” with respect to any party means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business or results of operations or financial performance of such party or its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Transaction contemplated by this Agreement.

     (c) Title to the Transferred Shares. Such Subscribing Holder has good, valid and perfect title to the Transferred Shares to be transferred by it on the Closing Date, and, upon transfer of the Transferred Shares to Pampa, Pampa will have good, valid and perfect title to such Transferred Shares, free and clear of any liens, pledges, third parties´ rights, encumbrances, equities or adverse claims, or contractual restrictions.

     (d) No Immunity. Such Subscribing Holder does not have immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, (ii) the United States or the State of New York or (iii) Argentina or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or assets or this Agreement, or the Transferred Shares or actions to enforce judgments in respect thereof.

     (e) Arbitration. Such Subscribing Holder has the power to submit, and pursuant to Section 12.6 of this Agreement has legally, validly, effectively and irrevocably submitted, to the jurisdiction of an arbitration panel under the Rules of the International Chamber of Commerce.

     (f) Material Information. The transfer of the Transferred Shares by such Subscribing Holder is not and will not be prompted by any material information concerning the Subject Companies which (i) is not contained in any reports, statements or notices filed or submitted by EASA or Edenor with the Argentine Comisión Nacional de Valores (“CNV”) or the United States Securities and Exchange Commission (“SEC”) (collectively, “Public Reports”) or (ii) has not been disclosed or otherwise made available to Pampa.

     Section 2.2 Further Representations and Warranties. Each of the EASA Individual Investors and the EASA Institutional Investors hereby, severally but not jointly, further represents and warrants to Pampa as of the date hereof and as of the Closing Date (as defined in Article VII), as follows:

     (a) Financial Statements. (i) Pampa has been furnished true and complete copies of the audited balance sheets, income statements, shareholders’ equity statements, and related statements, notes, schedules and reports thereto of each of the Subject Companies, as of December 31, 2006 (collectively, the “Financial Statements”), which have been prepared in conformity with generally accepted accounting principles in the City of Buenos Aires, Argentina, in each case applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and in accordance with the books and records of each Subject Company and applicable laws. (ii) The Financial Statements fairly present the financial condition, assets, liabilities and the results of operations, changes in stockholders’ equity and cash flow of each Subject Company as of their respective dates and for the periods covered thereby.

     (b) Events Subsequent to Financial Statements. Since the date of the Financial Statements, and except for any events, occurrences or developments disclosed in any Public Reports or that have been otherwise disclosed to Pampa in writing, the Subject Companies have conducted their business only in the ordinary course of business on a basis consistent with past practice, and:

     (i) There has not been any event, occurrence or development which would have a Material Adverse Effect in respect of any Subject Company, other than any events, changes or occurrences relating to the economy in general or the relevant industry in general and not specifically relating to any such Subject Company;

     (ii) None of the Subject Companies has (A) declared, set aside or paid any dividends on or made other distributions in respect of any of their capital stock or equity interests, (B) split, combined or reclassified any of their capital stock or equity interests or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their capital stock or equity interests, (C) issued any securities or granted options, warrants or rights to purchase any securities, or (D) repurchased, directly or indirectly, redeemed or otherwise acquired any shares of their capital stock or equity interests or any securities convertible into or exercisable for any shares of its capital stock or equity interests;

     (iii) None of the Subject Companies has amended its bylaws or made any change in any method of accounting or auditing practice, other than as required for purposes of compliance with U.S. securities laws, rules or regulations;

     (iv) None of the Subject Companies has created any subsidiary, or acquired (whether by merger, consolidation or otherwise) any equity or ownership interest in any other person;

     (v) None of the Subject Companies has (A) acquired or sold any business, entity or assets, other than in the ordinary course of business, (B) permitted the acceleration, termination, or cancellation of any material contract (or series of related material contracts), (C) incurred, created, assumed, guaranteed or otherwise become liable for any material debt or liability other than in the ordinary course of business consistent with past practice, (D) cancelled any debt or waived, released, compromised or cancelled any claims or rights, except in the ordinary course of business consistent with past practices, or (E) permitted any of its material properties or assets to be subject to any encumbrance or third party rights;

     (vi) None of the Subscribing Holders or Subject Companies has authorized, or committed or agreed to take, any of the actions described in this Section 2.2(b) .

     (c) Organization; Authority and Subsidiaries. Each of the Subject Companies has been duly incorporated and validly exists as a sociedad anónima under the laws of Argentina. Each Subject Company is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. The information described in paragraphs (1) through and including (6) of the Recitals of this Agreement is true and correct. Except as disclosed in any Public Reports, none of the shares of any Subject Company will, as of the Closing Date, be subject to any lien, encumbrance, pledge, contractual restriction or third party right of any kind. Other than the Sociedad Anónima Centro de Movimiento de Energía (SACME), Edenor does not own, directly or indirectly, any equity or similar interest in any corporation, association or other entity.

     (d) No Violation; Compliance With Laws. Except as otherwise disclosed in any Public Reports, none of the Subject Companies is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Subject Company is a Party or by which such Subject Company is bound or to which any of the property or assets of the applicable Subject Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Subject Companies or any of its properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

     (e) No Conflict of Subject Companies. The consummation of the Transaction shall not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the Subject Companies pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Subject Companies is a Party or by which any of the Subject Companies is bound or to which any of the property or assets of any Subject Company is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of any of the Subject Companies or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over any of the Subject Companies or any of their respective properties, except for any such conflict, breach, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

     (f) Litigation. Except as disclosed in any Public Reports or in any documents made available to Pampa in writing, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which any Subject Company is a Party or to which any property of any Subject Company is subject, except for any such investigations, actions, suits or proceedings which, if adversely decided against such Subject Company, would not, individually or in the aggregate, have a Material Adverse Effect.

     (g) Real Property. Except as disclosed in any Public Reports, each of the Subject Companies has good and marketable sole title to, or has valid rights to lease or otherwise use, all items of real and personal property that are material to the business of such Subject Company, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except for those that (i) do not materially interfere with the use made and proposed to be made of such property by the applicable Subject Company or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (h) Intellectual Property. Except as disclosed in any Public Reports, each Subject Company owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of its business; and the conduct of its business will not conflict in any material respect with any such rights of others, and none of the Subject Companies has received any notice of any claim of infringement or conflict with any such rights of others, in each case except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (i) Taxes. Except as disclosed in any Public Reports or in any documents made available to Pampa in writing, each Subject Company has duly paid and withheld all federal, state or provincial, municipal, local and foreign taxes, social security charges and benefits, levies or duties of any kind imposed by any governmental authority (“Taxes”) and duly filed all Tax returns, required to be paid, withheld or filed, except where the failure to make such payments, withholding or filling could not reasonably be expected to have a Material Adverse Effect, and none of the Subject Companies has knowledge of any Tax deficiency that has been, or could reasonably be expected to be, asserted against the applicable Subject Company or any of its properties or assets and that could reasonably be expected to have a Material Adverse Effect.

     (j) Permits; Licenses and Concession Agreement. Except as disclosed in any Public Reports or in any documents made available to Pampa, (i) each of the Subject Companies possesses all licenses, concessions, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, provincial or state, municipal, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of its properties or the conduct of its business as currently conducted, except where the failure to possess or make the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) Edenor is in material compliance with the Concession and all applicable laws and regulations in respect thereof and there has been no act or omission that could result in the Concession being terminated, revoked or cancelled by the Argentine National State or in the related pledge over the Class A shares of Edenor being foreclosed.

     (k) Labor. Except as disclosed in any Public Reports or in any documents made available to Pampa in writing, no labor disturbance by or dispute with employees of any of the Subject Companies exists or, to the best knowledge of such EASA Individual Investor or EASA Institutional Investor, is threatened, except for any such disturbances or disputes that would not, individually or in the aggregate, have a Material Adverse Effect.

     (l) Insurance. Except as disclosed in any Public Reports or in any documents made available to Pampa in writing, Edenor has valid and enforceable insurance covering its properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as required by applicable laws and in accordance with industry practices.

     (m) Certain Agreements. Except as disclosed in any Public Reports, as of the Closing Date there shall be no agreement, contracts, understandings or commitments of any kind in force between (i) a Subject Company, on the one hand, and (ii) another Subject Company, a Subscribing Holder, an affiliate of a Subscribing Holder (other than Pampa or any of its subsidiaries), EDF International S.A., or Electricité de France S.A. (or any of its affiliates), on the other hand, except, in the case of DB, for any agreements, contracts, understanding or commitments relating to investment banking, commercial banking or other similar services provided from time to time by DB to any Subject Company in the ordinary course of business.

     (n) No Undisclosed Liabilities. As of the date of the Financial Statements, none of the Subject Companies had any liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or undetermined) including, without limitation, those for Taxes, environmental matters, and those arising under or resulting from applicable laws and regulations or the Concession (“Liabilities”), other than Liabilities (i) fully shown or reserved against as a liability in the Financial Statements or otherwise disclosed in any Public Reports, or (ii) incurred in the ordinary course of business and which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect.

III. REPRESENTATIONS AND WARRANTIES OF PAMPA

     Pampa hereby represents and warrants to each Subscribing Holder as of the date hereof and as of the Closing Date (as defined in Article VII) (except as noted below), as follows:

     (a) Approvals, Authority and Organization. (i) As of the date hereof, except for the approval and authorization of the shareholders of Pampa to be provided at the Shareholders’ Meeting and any regulatory approvals that may be required in connection with the Transaction (including, without limitation, the approvals of the CNV and the BASE), and as of the Closing Date without exception, all consents, approvals, authorizations and orders necessary for the execution and delivery by Pampa of this Agreement and for the transfer, issue and delivery of the Pampa Shares, have been obtained. (ii) Except as noted above, Pampa has full right, power and authority to enter into this Agreement and to issue and deliver the Pampa Shares to the Subscribing Holders. (iii) This Agreement and any related documents to which Pampa is a party have been duly executed and delivered by Pampa and, assuming the due execution and delivery by the Subscribing Holders, constitutes the legal, valid and binding obligation of Pampa, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     (b) No Conflict. Subject to the Shareholders’ Meeting approval referred to in (a) above and the receipt of any regulatory approval that may be required, the execution, delivery and performance of this Agreement and related documents by Pampa, the issue and delivery of the Pampa Shares and the consummation by Pampa of the Transaction herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Pampa pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Pampa is a Party or by which Pampa is bound or to which any of its property or assets is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of Pampa, or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over Pampa, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) No Violation; Compliance With Laws. Except as disclosed in any Pampa Public Reports (as defined below), neither Pampa, nor any of the Pampa Companies (as defined below) is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Pampa or any Pampa Company is a Party or by which Pampa or such Pampa Company is bound or to which any of the property or assets of Pampa or any Pampa Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over Pampa or any Pampa Company or any of its properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) Pampa Shares. (i) At Closing of the Transaction the Pampa Shares shall be delivered to each Subscribing Holder, free and clear of all liens, pledges, third parties’ rights, encumbrances, equities or adverse claims or contractual restrictions, except as set forth in Section 5.5 hereof. (ii) Upon delivery of the Pampa Shares to each Subscribing Holder, such Subscribing Holder will have good and valid title to such Pampa Shares, free and clear of all liens, pledges, third parties’ rights, encumbrances, equities or adverse claims or contractual restrictions, except as set forth in Section 5.5 hereof.

     (e) No Immunity. Pampa does not have immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, (ii) the United States or the State of New York or (iii) Argentina or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or any Pampa Company or their respective property and assets or this Agreement, or the Pampa Shares or actions to enforce judgments in respect thereof.

     (f) Arbitration. Pampa has the power to submit, and pursuant to Section 12.6 of this Agreement has legally, validly, effectively and irrevocably submitted, to the jurisdiction of an arbitration panel under the Rules of the International Chamber of Commerce.

     (g) Material Information. The issuance and delivery of the Pampa Shares by Pampa is not and will not be prompted by any material information concerning Pampa or any of its subsidiaries or affiliates (collectively, the “Pampa Companies”) which (i) is not contained in any reports, statements or notices filed or submitted by Pampa or any of the Pampa Companies with the CNV (the “Pampa Public Reports”) or (ii) has not been disclosed or otherwise made available to each Subscribing Holder.

     (h) Financial Statements. (i) The consolidated audited balance sheet, income statements, net-worth statements, and related statements, notes, schedules and reports thereto of Pampa, as of December 31, 2006, true and complete copies of which are attached hereto as Annex III (the “Pampa Financial Statements”), have been prepared in conformity with generally accepted accounting principles in the City of Buenos Aires, Argentina, in each case applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and in accordance with the books and records of Pampa and applicable laws. (ii) The Pampa Financial Statements fairly present on a consolidated basis the financial condition, assets, liabilities and the results of operations, changes in stockholders’ equity and cash flow of Pampa and the Pampa Companies as of their respective dates and for the periods covered thereby.

     (i) Events Subsequent to Pampa Financial Statements. Since the date of the Pampa Financial Statements, and except for any events, occurrences or developments disclosed in any Pampa Public Reports, none of Pampa and/or any of the Pampa Companies, as the case may be, has taken any action described under Section 4.2(b) hereof. Since such date there has not been any Material Adverse Effect in respect of Pampa or the Pampa Companies, taken as a whole.

     (j) Permits; Licenses and Concession Agreements. Except as disclosed in any Public Reports, each of Pampa and each Pampa Company possesses all licenses, concessions, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, provincial or state, municipal, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of its properties or the conduct of its business as currently conducted, except where the failure to possess or make the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (k) Organization of Pampa Companies. Each of Pampa and each Pampa Company has been duly incorporated and validly exists as a sociedad anónima under the laws of Argentina or Uruguay, as applicable. Each of Pampa and each Pampa Company is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Except as indicated in Schedule III(k) hereto, none of the shares of Pampa or any of the Pampa Companies is subject to any lien, encumbrance, pledge, contractual restriction, third party right, equities or adverse claim of any kind.

     (l) No Conflict of Pampa Companies. The execution, delivery and performance by Pampa of this Agreement and related documents, the consummation of the Transaction and the issue and delivery of the Pampa Shares to each Subscribing Holder shall not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the Pampa Companies pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Pampa Companies is a Party or by which any of the Pampa Companies is bound or to which any of the property or assets of any of the Pampa Companies is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents, or shareholders agreements of any of the Pampa Companies or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over any of the Pampa Companies or any of their properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect in respect of Pampa.

     (m) No Undisclosed Liabilities. As of the date of the Pampa Financial Statements, neither Pampa nor any Pampa Company has liabilities (whether accrued or fixed, absolute or contingent, matures or unmatured, or determined or undetermined) including, without limitation, those for Taxes, environmental matters, and those arising under or resulting from applicable laws and regulations or any applicable concession agreement (“Liabilities”), other than Liabilities (i) fully shown or reserved against as a liability in the Pampa Financial Statements, or (ii) incurred in the ordinary course of business and which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect

IV. COVENANTS OF PAMPA

     Pampa covenants and agrees with the Subscribing Holders as follows:

     Section 4.1 Shareholders Approval and Best Efforts. Pampa hereby represents and warrants that, prior to the date hereof, it has duly and validly called an ordinary and extraordinary shareholders meeting for purposes of approving the Transaction, this Agreement and the Rights Suspension (the “Shareholders Meeting”), which Shareholders Meeting shall require approval of these matters by the majorities set forth in Article 244, 4th paragraph of the Corporations Law. Pampa shall be able, upon failure of the first Shareholders Meeting on first or second call either by lack of quorum or required majorities, to call one or more additional Shareholders Meetings –in first and second call- to approve the Transaction, this Agreement and the Rights Suspension on the terms contemplated herein (or otherwise if the Parties hereto so agree); provided that the Transaction, this Agreement and the Rights Suspension shall be approved by any such Shareholders Meeting within 4 (four) months following the date hereof. If the Transaction, this Agreement and the Rights Suspension are approved by the Shareholders Meeting, Pampa will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transaction, including such actions as the Subscribing Holders reasonably consider necessary, proper or advisable in connection with filing all applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction in connection with this Agreement, if any.

     Section 4.2 Activities of Pampa Pending Closing.

     (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect Pampa shall, and shall cause each Pampa Company to, (i) conduct its affairs only in the ordinary course of business consistent with past practices and prudent commercial principles; (ii) use its reasonable best efforts to preserve its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of the Parties to obtain any approvals from any regulatory agencies or other approvals that may be required (if any) for consummation of the Transaction contemplated hereby or to perform its obligations and agreements under this Agreement.

     (b) From the date hereof to and including the Closing Date, except as required by law or regulation or as disclosed prior to the date hereof by means of a Pampa Public Report, as long as this Agreement remains in effect or unless the Subscribing Holders otherwise consent in writing (which consent shall not be unreasonably withheld), Pampa shall not, and when included below, shall cause each Pampa Company not to:

     (i) with respect to Pampa, issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of capital stock of Pampa to any party, and, with respect to any Pampa Company, issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of capital stock of such Pampa Company to any party other than Pampa or any other Pampa Company in a transaction that results in Pampa’s equity interest in such Pampa Company being reduced or diluted in any respect;

     (ii) with respect to Pampa, effect any stock split, combination, reclassification, recapitalization or other similar transaction with respect to capital stock or equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or equity interests and, with respect to any Pampa Company, effect any stock split, combination, reclassification, recapitalization or other similar transaction with respect to capital stock or equity interests of such Pampa Company that results in Pampa’s equity interest in such Pampa Company being reduced or diluted in any respect;

     (iii) with respect to Pampa and all Pampa Companies, enter into, amend or terminate any material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent commercial practices which exception shall include, for the avoidance of doubt, entering into any agreement to acquire or lease any capital goods which in the reasonable judgment of Pampa or any of the Pampa Companies are necessary or convenient to expand or improve its current business or to acquire controlling or non controlling interest in other companies in the electricity, oil, gas or other utilities sectors;

     (iv) with respect to Pampa and all Pampa Companies, sell, transfer, convey or otherwise dispose of any real estate property or interest therein other than in the ordinary course of business consistent with prudent commercial practices;

     (v) with respect to Pampa and all Pampa Companies, establish any new subsidiary or affiliate other than in the ordinary course of business in connection with (x) acquiring controlling or non controlling interest in other companies in the electricity, oil, gas or other utilities sectors, or (y) corporate reorganizations within the economic group;

     (vi) with respect to Pampa, amend or change any provision of its bylaws other than in connection with capital increases permitted under this Agreement or as otherwise required by regulatory agencies and, with respect to any Pampa Company, amend or change any provision of such company’s bylaws or constitutive documents, except for any amendments or changes that do not adversely affect Pampa’s rights as a shareholder in such company;

     (vii) with respect to Pampa, pay any dividends, whether in cash or stock; or

     (viii) with respect to Pampa and all Pampa Companies, take any action or omit to take any action that would result in any of the representations and warranties made by Pampa under this Agreement be untrue or incorrect at the Closing Date.

     Section 4.3 Access to Properties and Records. Unless expressly prohibited by applicable law, Pampa shall (i) afford one or more executive officers of one or more of the Subscribing Holders selected by the Subscribing Holders acting jointly, and authorized representatives (including legal counsel, accountants and consultants) of the Subscribing Holders reasonable access to the properties, books and records of Pampa or any Pampa Company in order that the Subscribing Holders may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Pampa and the Pampa Companies, and (ii) to furnish to the Subscribing Holders such additional reasonable financial and operating data and other information as to the business and properties of Pampa or any Pampa Company as the Subscribing Holders may, from time to time, reasonably request.

     Section 4.4 Information for Regulatory Applications. Unless expressly prohibited by applicable law, Pampa will furnish the Subscribing Holders with all information it holds concerning Pampa and the Pampa Companies required for inclusion in any application, filing, statement or document to be made or filed by any Subscribing Holder with any Argentine or foreign federal or state regulatory or supervisory authority in connection with the Transaction contemplated by this Agreement during the pendency of this Agreement.

     Section 4.5 Issuance of Pampa Shares. The Pampa Shares to be issued by Pampa to the Subscribing Holders pursuant to this Agreement will, upon the issuance and delivery to such Subscribing Holders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable and will be free of any preemptive rights of the shareholders of Pampa.

     Section 4.6. Demand and Piggyback Rights in Stock Offerings. Each Subscribing Holder and any beneficial owner of equity interests in any Subscribing Holder (each such person, a “Holder”) will have (i) customary and pro rata piggyback rights in any offering of equity securities of Pampa (whether pursuant to Rule 144A or Regulation S under the United States Securities Act of 1933 or otherwise), and (ii) up to 2 (two) Demand Rights (as defined below) exercisable in writing at any time prior to the 24-month anniversary of the Closing of the Transaction (the “Demand Period”); provided that, if the lock-up period provided under Section 5.5 herein has not expired, Pampa may delay compliance with any such Demand Right for up to 60 days if the filing, circulation, publication or use of any prospectus or offering document relating to a sale of shares to be made pursuant to the exercise of a Demand Right would require Pampa to make an Adverse Disclosure or to utilize financial statements that, in the reasonable opinion of the independent public accountants of Pampa, do not comply with requirements of applicable law (a “Demand Suspension”). Pampa represents and warrants to each Holder that, as of the date hereof, it has no knowledge of any circumstance that would reasonably be expected to cause it to exercise a Demand Suspension under this Section 4.6. If Pampa exercises a Demand Suspension pursuant to this Section 4.6, the Demand Period shall be extended by the same number of days as the period of the Demand Suspension.

     For purposes of this Agreement:

     "Demand Right" shall mean the right to cause Pampa and its senior management to assist and cooperate with the Holder and to provide the Holder, promptly upon request, with all information, documentation and assistance reasonably deemed necessary or advisable by the Holder in connection with the sale of at least 60,000,000 (sixty million) shares of Pampa pursuant to an underwritten offering (with underwriter(s) selected by the Holder), block trade or other sale, as determined by the Holder in its sole discretion after consultation with Pampa management; provided, however, that no such sale shall require registration of Pampa or shares of Pampa with the SEC under the United States securities laws and regulations thereunder. Such assistance shall include, among others, obtaining all necessary corporate, governmental and regulatory approvals to allow the making of the offering in accordance with laws and regulations of the jurisdiction in which the Pampa shares are currently listed, preparing and providing a prospectus or offering memorandum and other marketing materials, in each case that comply with applicable laws and regulations and international market practices, and causing members of Pampa’s senior management to participate in investor meetings, road show presentations and marketing efforts, provided that in no case any such road-show presentation, investor meeting or marketing efforts or Pampa senior management shall last more than 7 (seven) Business Days or require the involvement of more than 2 (two) senior officers of Pampa. Any fees and expenses incurred in connection with any sale by one or more Holders pursuant to this Section 4.6, whether by exercise of Demand Rights or piggyback rights, including the reasonable fees and expenses of counsel, consultants and underwriters and with respect to any filing, offering, registration, qualification or compliance (“Offering Expenses”), shall be borne pro rata by such Holders in proportion to the number of shares sold by each such Holder over the total amount of shares being sold in such offering; provided that in the event any such offering includes a primary offering of equity securities by Pampa, Pampa shall bear its pro rata share of the Offering Expenses in proportion to the number of shares being sold by Pampa over the total amount of shares being sold in such offering.

     “Adverse Disclosure” shall mean public disclosure of material non-public information, which, in the good faith judgment of Pampa’s Board of Directors, after consultation with independent outside counsel to Pampa, (i) would be required to be made in any prospectus or offering document filed, circulated, published or furnished by Pampa in connection with a sale of shares so that such prospectus or offering document would not be false or misleading in any material respect and would comply with applicable law, (ii) would not be required to be made at such time but for the filing, circulation, publication or use of such prospectus or offering document, and (iii) would have a material adverse effect on the financial condition, results of operations, business or prospects of Pampa or any Pampa Company.

V. COVENANTS OF THE SUBSCRIBING HOLDERS

     Each of the EASA Individual Shareholders and the EASA Institutional Shareholders covenants and agrees with Pampa as follows:

     Section 5.1 Activities of Subject Companies.

     (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect the EASA Individual Shareholders and the EASA Institutional Shareholders shall cause each Subject Company to (i) conduct its affairs only in the ordinary course of business consistent with past practices and prudent commercial principles; (ii) use its best efforts to preserve its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of the Parties to obtain any approvals from any regulatory agencies or other approvals required for consummation of the Transaction contemplated hereby or to perform its obligations and agreements under this Agreement.

     (b) From the date hereof to and including the Closing Date, except as required by law or regulation or as disclosed prior to the date hereof by means of a Public Report, as long as this Agreement remains in effect or unless Pampa otherwise consents in writing (which consent shall not be unreasonably withheld), the EASA Individual Shareholders and the EASA Institutional Shareholders shall cause each Subject Company not to:

     (i) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

     (ii) effect any stock split, combination, reclassification, recapitalization or other similar transaction with respect to its capital stock or equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or equity interests;

     (iii) enter into, amend or terminate any material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent commercial practices;

     (iv) grant any severance or termination payment (other than pursuant to the applicable Subject Company policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the applicable Subject Company, either individually or as part of a class of similarly situated persons;

     (iv) sell, transfer, convey or otherwise dispose of any real property or interest therein other than in the ordinary course of business consistent with prudent commercial practices;

     (v) establish any new subsidiary or affiliate;

     (vi) amend or change any provision of its bylaws;

     (vii) make any capital expenditure other than those which are (A) disclosed in any of the Public Reports, (B) required to be made in accordance with laws, regulations and agreements to which the applicable Subject Company is subject or (C) as may be necessary or prudent to maintain its operations in the ordinary course of business consistent with prudent commercial practices;

     (viii) pay any dividends, whether in cash or stock, or

     (ix) take any action or omit to take any action that would result in any of the representations and warranties of any of the EASA Individual Shareholders or EASA Institutional Shareholders made under this Agreement be untrue or incorrect at the Closing Date.

     Section 5.2 Access to Properties and Records. Unless expressly prohibited by applicable law, the EASA Individual Shareholders and the EASA Institutional Shareholders shall cause each Subject Company to (i) afford one or more executive officers of one of Pampa and authorized representatives (including legal counsel, accountants and consultants) of Pampa reasonable access to the properties, books and records of such Subject Company in order that Pampa may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of each Subject Company, and (ii) furnish to Pampa such additional financial and operating data and other information as to the business and properties of each Subject Company as Pampa may, from time to time, reasonably request.

     Section 5.3 Information for Regulatory Applications. Unless expressly prohibited by applicable law, the EASA Individual Shareholders or EASA Institutional Shareholders will furnish Pampa with all information concerning the Subject Companies required for inclusion in any application, filing, statement or document to be made or filed by Pampa with any Argentine or foreign federal or state regulatory or supervisory authority in connection with the Transaction contemplated by this Agreement during the pendency of this Agreement.

     Each of the Subscribing Holders further covenants and agrees with Pampa as follows:

     Section 5.4 Transferred Shares. The Transferred Shares to be transferred to Pampa by each Subscribing Holder pursuant to this Agreement will, on the transfer and delivery to Pampa pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable and will be free of any preemptive or other rights of the shareholders of DESA and IEASA and any third party right whatsoever.

     Section 5.5. Lock-Up Agreement. Each of the Holders shall, on the Closing Date, execute and deliver to Pampa a “lock-up agreement” substantially in the form of Exhibit A hereto.

VI. MUTUAL COVENANTS OF PAMPA AND THE SUBSCRIBING HOLDERS

     Section 6.1 Notification; Updated Disclosure. Pampa shall give prompt notice to the Subscribing Holders, and the Subscribing Holders shall give prompt notice to Pampa, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

     Section 6.2 Confidentiality. Neither Pampa nor any Subscribing Holder will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral ("Subject Information") acquired from the other Party to any person, firm, corporation, association or other entity (other than representatives, advisors or employees of any of the Parties that receive such Subject Information in connection with this Transaction) for any reason or purpose whatsoever, other than as required by law, regulation, legal process, stock exchange, or order of any court or governmental body having jurisdiction, or as requested by any supervisory, regulatory or self-regulatory body having jurisdiction, nor, after termination of this Agreement pursuant to Article VIII hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term "Subject Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing Party, (ii) was available to the disclosing Party on a nonconfidential basis from a source other than the nondisclosing Party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

     Section 6.3 Restrictions on Trading in Pampa Common Stock or Edenor Common Stock. Neither Pampa, any Pampa Company, any Subscribing Holder, any of their respective subsidiaries nor any director or executive officer of any of the Parties or their respective subsidiaries shall directly or indirectly purchase or sell or offer to buy or sell any shares of Pampa common stock or Edenor Class B common stock (whether in the form of shares or American depositary shares) or any options, rights, warrants or other securities convertible into or exercisable for shares of either Pampa or Edenor from the date hereof until three (3) days following Closing of the Transaction or termination of this Agreement in accordance with Article VIII hereto, except, in the case of DB, for any purchases or sales effected in good faith by any of DB’s trading departments, desks or entities in the ordinary course of their respective businesses.

VII. CLOSING

     Section 7.1 Closing. (a) Subject to the other provisions of this Article VII, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty (30) day period commencing on the later of:

     (x) the date of receipt of Pampa´s shareholders’ approval of the Transaction, this Agreement and the Rights Suspension at a validly held Shareholders Meeting and

     (y) the first date on which any and all approvals have been obtained from any requisite regulatory or supervisory authority, including, without limitation, the approvals of the CNV and the BASE,

a meeting ("Closing") will take place at which (i) Pampa shall deliver to or at the direction or instruction of each Subscribing Holder its pro rata share of the Pampa Shares (whether in the form of shares of common stock of Pampa delivered at Caja de Valores S.A. or in the form of GDSs delivered in the form of physical certificates at the offices of the Depositary under Pampa´s GDSs Deposit Agreement, at the option of each Subscribing Holder), (ii) the Subscribing Holders (A) shall deliver to Pampa a transfer notice of the Transferred Shares in accordance with Article 215 of the Corporations Law, and the letters of resignation as members of the board of directors and syndics of such persons and in the terms indicated in Schedule 7.1, (B) shall cause the holding of a unanimous shareholders meeting of DESA and IEASA approving the duties of the resigning directors and syndics referred to above and the appointment of such other members as Pampa shall indicate in writing, (C) shall cause the registration of the transfer of such Transferred Shares to Pampa in the stock ledgers of DESA and IEASA and causing DESA and IEASA to issue to Pampa an ownership certificate in accordance with Articles 208 and 215 of the Corporations Law, (D) shall deliver to Pampa the corporate and accounting books and records of DESA and IEASA, (E) shall deliver to Pampa the corporate resolutions or powers of attorney of the Subscribing Holders that are legal entities evidencing the due authorization and empowerment of the signatory of this Agreement, and (iii) each Party will deliver to each other such documents, letters, opinions and other instruments as provided under this Agreement or otherwise necessary or advisable to effect the Transaction.

     (b) The Closing shall take place simultaneously at Caja de Valores S.A. and the offices of Errecondo, Salaverri, Dellatorre, Gónzalez & Burgio in Buenos Aires, Argentina, or at such other place to which the Parties hereto may mutually agree.

VIII. TERMINATION

     Section 8.1 Termination.

     This Agreement may be terminated by written notice by any Party (other than a defaulting Party under clause (c) below) to all other Parties if:

     (a) the Closing does not take place on or before December 31, 2007;

     (b) Pampa shall have failed to obtain shareholders approval of the Transaction, this Agreement and the Rights Suspension within the period of time set forth in Section 4.1. herein;

     (c) the Shareholders Meeting shall have been suspended (cuarto intermedio) for an aggregate period of more than 3 days;

     (d) there shall have been a material breach of any representation, warranty, obligation or covenant of Pampa or any Subscribing Holder, as the case may be, that has not been remedied within 5 Business Days following notice thereof by any Party; or

     (e) the Party entitled thereto shall elect to terminate this Agreement in accordance with the provisions set forth in Section 1.3(z) herein.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Pampa or any Subscribing Holder as provided in Section 8.1 (other than resulting from a breach by any Party hereto), this Agreement (other than Section 6.2) shall become void and have no effect, without any liability on the part of any Party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any Party hereto of any liability for a breach of this Agreement.

IX. CONDITIONS TO OBLIGATIONS OF PAMPA

     The obligations of Pampa under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Pampa in writing its sole discretion:

     Section 9.1 Compliance with Representations and Warranties. Each of the representations and warranties made by the Subscribing Holders in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Pampa shall have received a certificate signed by an authorized director, executive officer, or attorney-in-fact of each Subscribing Holder to that effect.

     Section 9.2 Performance of Obligations. Each Subscribing Holder shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.

     Section 9.3 No Material Adverse Effect. None of the Subject Companies shall have suffered or, with the lapse of time may reasonably be expected to suffer, a Material Adverse Effect.

     Section 9.4 Legal Opinion. Pampa shall have received an opinion of counsel to the Subscribing Holders, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for Pampa.

     Section 9.5 Termination of Voting Agreement. The Amended and Restated Voting Agreement dated October 21, 2005 by and among the EASA Individual Shareholders and Latin American Energy LLC and any other document which is needed or advisable to terminate in order to effect the Transaction shall have been terminated, effective as of the consummation of the Transaction on the Closing Date.

X. CONDITIONS TO OBLIGATIONS OF THE SUBSCRIBING HOLDERS

     The obligations of the Subscribing Holders under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by each Subscribing Holder in writing in its sole discretion (but only with respect to such Subscribing Holder):

     Section 10.1 Compliance with Representations and Warranties. Each of the representations and warranties made by Pampa in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and each Subscribing Holder shall have received a certificate signed by the chief executive officer, president or chief financial officer of Pampa to that effect.

     Section 10.2 Performance of Obligations. Pampa shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.

     Section 10.3 No Material Adverse Effect. Pampa or the Pampa Companies, taken as a whole, shall not have suffered or, with the lapse of time may reasonably be expected to suffer, a Material Adverse Effect.

     Section 10.4 Legal Opinion. The Subscribing Holders shall have received an opinion of counsel to Pampa, dated as of the Closing Date, addressed to the Subscribing Holders and in form and substance reasonably satisfactory to their counsel.

XI. CONDITIONS TO RESPECTIVE OBLIGATIONS OF PAMPA AND THE SUBSCRIBING HOLDERS

     The respective obligations of Pampa and the Subscribing Holders under this Agreement are subject to the satisfaction of the following conditions:

     Section 11.1 Government Approvals. The Parties shall have obtained any necessary approval, or waiver of approval, of the Transaction contemplated by this Agreement from governmental agencies and authorities whose approval must be received in order to consummate the Transaction, if any, and such approvals and the transactions contemplated hereby shall not have been contested by any Argentine federal or state governmental authority or any third Party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, the Parties shall collaborate to jointly answer and defend such contest or otherwise pursue the Transaction over such objection.

     Section 11.2 Shareholder Approval. The Shareholders Meeting shall have approved the Transaction, this Agreement and the Rights Suspension with the majorities required by Article 244 4th paragraph of the Corporations Law.

XII. MISCELLANEOUS

     Section 12.1 Survival. (a) The representations and warranties contained in this Agreement shall survive the Closing for a two-year period. No investigation or other examination conducted or knowledge acquired or capable of being acquired at any time (whether before or after the execution and delivery of this Agreement) by a Party or any of its representatives or advisors shall affect the term of survival of the representations, warranties, covenants, agreements or obligations set forth above or any right to indemnify the payment of any Losses (as defined below). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     (b) The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing; provided, however, that the right to indemnification for the breach of Sections 4.2 and 5.1 and the covenants and agreements contained herein to be performed or complied with at or after the Closing shall survive the Closing for a two-year period. If notice of a claim has been given prior to the expiration of the applicable survival period by a Party to another Party, then the relevant covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

     Section 12.2 Indemnification.

     (a) Each Subscribing Holder shall, severally but not jointly, indemnify, hold harmless and defend Pampa from and against any and all Losses incurred or suffered by Pampa, directly or indirectly, arising out of or resulting from or in connection with (i) any breach by such Subscribing Holder of its representations and warranties contained in this Agreement, or (ii) any breach by such Subscribing Holder to any of its covenants or agreements contained in this Agreement.

     (b) Pampa shall indemnify, hold harmless and defend each Subscribing Holder from and against any and all Losses incurred or suffered by such Subscribing Holder, directly or indirectly, arising out of or resulting from or in connection with (i) any breach by Pampa of the representations and warranties of Pampa contained in this Agreement or (ii) any breach by Pampa to any of its covenants or agreements contained in this Agreement.

     (c) No Party will be entitled to assert any claim for indemnification pursuant to this Agreement unless the total of all Losses with respect to all such matters exceeds US$100,000 and, in such event, the indemnifying Party shall be responsible for the entire amount.

     (d) Except for indemnification for Losses resulting from a breach of any of the representations and warranties set forth in Section 2.1(c) or Article III.(d) hereof, no Party shall be entitled to indemnification hereunder in excess of US$5,000,000, which shall be the sole and exclusive remedy available to the Parties for any claim or cause of action arising out of or in respect of any breach of this Agreement, other than any claim or cause of action based upon fraud; provided that, in the event of a claim for indemnification for Losses resulting from a breach of any of the representations and warranties set forth in (i) Section 2.1(c), Pampa shall not be entitled to indemnification in excess of the Pampa Equity Value (calculated as of the Recalculation Date) per Pampa Share, multiplied by the number of Pampa Shares delivered at Closing to the defaulting Subscribing Holder, or (ii) Article III.(d), no Subscribing Holder shall be entitled to indemnification in excess of the EASA Equity Value (calculated as of the Recalculation Date) per Transferred Share, multiplied by the number of Transferred Shares delivered at Closing by such Subscribing Holder to Pampa.

     (e) For purposes hereof, “Losses” shall mean and include any awards, claims, losses, diminution in value, Liabilities, payments, expenses, damages, judgments, fines, penalties, Taxes and amounts paid in settlement, expenses and fees, including, without limitation, court and arbitration attorney´s fees and expenses, except for incidental, indirect, punitive damages and loss of profit.

     Section 12.3 Amendments. This Agreement may be amended only by a writing signed by Pampa and the Subscribing Holders at any time prior to ten (10) days prior to the Shareholders Meeting, but subsequently only with the further approval of Pampa´s shareholders, except that no further approval of Pampa’s shareholders shall be required in the case of (i) changes which are deemed, in the sole criteria of Pampa, to be beneficial for Pampa or (ii) conforming or immaterial changes, in the sole criteria of Pampa.

     Section 12.4 Expenses. Whether or not the Transaction provided for herein is consummated, each Party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. The limits set forth in Section 12.2(c) and (d) shall not apply to a claim for indemnification under this Section 12.4.

     Section 12.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the Parties at the following addresses unless by such notice a different address shall have been designated:

If to the Subscribing Holders (other than DB):

c/o Marcos Marcelo Mindlin
Bouchard 680, 14th Floor
Buenos Aires, Republic of Argentina

If to DB:

Robert Lee
60 Wall Street
MS NYC60-0520
New York, NY10005
United States of America

with a copy to:

Alex Etkes
60 Wall Street
MS NYC60-0520
New York, NY10005
United States of America

If to Pampa:

Ricardo A, Torres
Chief Executive Officer
Bouchard 547, 26th Floor
Buenos Aires, Republic of Argentina

     All notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any Party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 12.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the law of the State of New York (without regard to conflicts of laws principles); provided that the arbitration provisions set forth herein and any arbitration conducted thereunder shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code, to the exclusion of any state or municipal law of arbitration and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

     Section 12.7 Arbitration. (a) Except for obtaining relief from a court of competent jurisdiction in the form of provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof), the Parties irrevocably agree that any and all disputes which may arise out of or in connection with this Agreement shall be finally settled by arbitration in New York City by three arbitrators appointed in accordance with the Rules of Conciliation and Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”). Pampa, on the one hand, and the Subscribing Holders, on the other hand, shall each be entitled to select one arbitrator. The third arbitrator shall be selected by the two party-appointed arbitrators or, failing agreement within 15 days after the notice of intent to arbitrate is filed with the ICC (or such other period as may be agreed by the two sides to such arbitration), by the ICC in accordance with the ICC Rules. The parties hereto agree that each arbitrator appointed in connection herewith shall be fluent in Spanish and English and shall be licensed to practice law in the State of New York. In the event an appointed arbitrator may not continue to act as an arbitrator of such panel, then the party (or parties in the case of the third arbitrator) that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of this Section 12.7(a) .

     (b) Unless the parties otherwise agree, all submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. Original documents in English or Spanish may be submitted as evidence in their original language; witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English or Spanish shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

     (c) The ICC procedural rules shall govern all arbitrations hereunder; provided that (i) each party may call upon the other to supply the arbitrator with documents in such other party’s control relevant to the dispute; (ii) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each party shall be entitled to question directly any witnesses who present testimony to the arbitral panel; and (iv) at the request of either party, a written transcript shall be made of each hearing before the arbitral panel and shall be furnished to the parties. The arbitral panel may, at the request of a party, order provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof) and the parties shall be able to enforce the terms and provisions of such orders in any court having jurisdiction.

     (d) Each party to such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof shall be prorated equally among all parties ordering copies and shall be paid by such parties directly to the reporting agency. All other expenses of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrator, shall be borne equally (50/50) by the parties.

     (e) Any award shall be made in the currency in which the obligation would have been paid, if the obligation with respect to which the award is made was an obligation to pay money, or in U.S. Dollars in all other cases.

     (f) Any award in connection with the aforementioned arbitration proceeding shall be final, binding and not subject to appeal, and any judgment upon such award may be entered and enforced in any court of competent jurisdiction. To the extent permitted by applicable law, the parties hereby waive all challenge to any award of an arbitrator under this Section 12.7.

     Section 12.8 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 12.9 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the Party or Parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

     Section 12.10 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 12.11 Assignment; Third Party Beneficiaries. This Agreement shall be binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns, but may not be assigned by any Party without the prior written consent of the other Party. This Agreement is intended to be solely for the benefit of the Parties and any and all Holders and is not intended to confer any benefits upon, or create any rights in favor, of any person other than the Parties and any Holder.

     Section 12.12 Entire Agreement. This Agreement supersedes all prior discussions and agreements (including the MOU) among the Parties hereto with respect to the subject matter hereof and contain the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

     Section 12.13 Specific Performance. The Parties hereto recognize that damages in the event of breach of this Agreement would be difficult, if not impossible, to ascertain, and it is therefore agreed that each of Pampa and the Subscribing Holders, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of Pampa and the Subscribing Holders hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any of Pampa and the Subscribing Holders from pursuing any other rights and remedies at law or in equity which Pampa and the Subscribing Holders may have.

     Section 12.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 12.15 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

     Section 12.16 Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the Transaction contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Transaction will occur upon, and be determined by, the mutual consent of Pampa and the Subscribing Holders.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

By: /s/ Ricardo A. Torres
Pampa Holding S.A.
Ricardo A. Torres
Chief Executive Officer

By: /s/ Marcelo Mindlin
Name: Marcelo Mindlin

By: /s/ Mariana Jodith Obertyner
Name: Mariana Jodith Obertyner
Marital Consent of Spouse of Marcelo Mindlin

By: /s/ Damian Miguel Mindlin
Name: Damian Miguel Mindlin

By: /s/ Karina Pilewski
Name: Karina Pilewski
Marital Consent of Spouse of Damian Miguel Mindlin

By: /s/ Gustavo Mariani
Name: Gustavo Mariani

By: /s/ Mariana Gonzalez de Langarica
Name: Mariana Gonzalez de Langarica
Marital Consent of Spouse of Gustavo Mariani

By: /s/ Gustavo Mariani
Latin American Energy LLC
Name: Gustavo Mariani
Title:

By: /s/ Gustavo Mariani
New Equity Ventures LLC
Name: Gustavo Mariani
Title:

By: /s/ Sean Bailey /s/ Praveen Bhandari
Deutsche Bank AG, London Branch
Name: Sean Bailey Praveen Bhandari
Title: MD MD

ANNEX I

DOLPHIN ENERGIA S.A

	Shares	Equity %	Shareholder

Class "A"	7.815.997	7,23%	Marcelo Mindlin
Class "A"	977.000	0,90%	Damian Mindlin
Class "A"	977.000	0,90%	Gustavo Mariani

Class "B"	3	0,00%	Latin American Energy LLC

Preferred Shares	69.607.836	64,35%	Latin American Energy LLC
Preferred Shares	17.872.164	16,52%	Deutsche Bank AG London
Preferred Shares	10.922.300	10,10%	New Equity Ventures LLC

Total shares	108.172.300	100,00%

IEASA S.A

	Shares	Equity %	Shareholder

Class "A"	880.666	7,30%	Marcelo Mindlin
Class "A"	124.666	1,03%	Damian Mindlin
Class "A"	124.665	1,03%	Gustavo Mariani

Class "B"	3	0,00%	Latin American Energy LLC

Preferred Shares	7.734.204	64,09%	Latin American Energy LLC
Preferred Shares	1.985.796	16,45%	Deutsche Bank AG London
Preferred Shares	1.218.580	10,10%	New Equity Ventures LLC

Total shares	12.068.580	100,00%

ANNEX II

ANNEX III

PAMPA FINANCIAL STATEMENTS

EXHIBIT A

, 2007

Pampa Holding S.A.
Bouchard 547, 26th Floor
Buenos Aires Republic of Argentina

Attention: Ricardo A. Torres

Re: Stock Subscription Agreement

     The undersigned understands that Pampa Holding S.A. (“Pampa”), a sociedad anónima organized under the laws of Argentina, proposes to enter into a Stock Subscription Agreement (the “Stock Subscription Agreement”) with Latin American Energy LLC, a limited liability company organized under the laws of Delaware, New Equity Ventures LLC, a limited liability company organized under the laws of Delaware, and the other Subscribing Holders named therein (the “Subscribing Holders”), pursuant to which Pampa will issue and deliver new shares of common stock of Pampa (the “Pampa Shares”) to the Subscribing Holders in exchange for the transfer to Pampa by the Subscribing Holders of their respective equity interests in Dolphin Energía S.A. and IEASA S.A. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Subscription Agreement.

     In accordance with Section 5.5 of the Stock Subscription Agreement and in consideration of Pampa’s agreement to issue and deliver the Pampa Shares to or at the direction of the Subscribing Holders, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that the undersigned will not, in any calendar month during the period ending 120 days after the Closing Date under the Stock Subscription Agreement, sell, transfer or otherwise dispose of, directly or indirectly, more than 10% of the Pampa Shares delivered to it or at its direction as a result of the Transaction pursuant to the Stock Subscription Agreement or otherwise received by it pursuant to a transaction described in clauses (a) through (e) of the immediately following paragraph.

     The restrictions set forth in the immediately preceding paragraph shall not apply to (a) the distribution of Pampa Shares by any Subscribing Holder to any Holder (provided that such Holder shall have agreed in writing to be bound by the terms hereof), (b) any sale, transfer or disposition of Pampa Shares in accordance with Section 4.6 of the Stock Subscription Agreement, (c) the sale or transfer of Pampa Shares to another Holder or to a third party, provided that such Holder or third party shall have agreed in writing to be bound by the terms hereof, (d) the sale or transfer of Pampa Shares to any EASA Individual Shareholder or any of their affiliates and (e) any sale, transfer or disposition of shares of Pampa purchased by the undersigned in open-market transactions.

     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[signature page immediately follows]

Very truly yours,

[NAME OF HOLDER]

By: ____________________________
Name:
Title: